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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK THIS BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    LaPuma        Edward              V.           Carey Diversified LLC                        to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
    265 Elizabeth Street Apt. 1                   Person (Voluntary)            6/98            ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                                         First Vice President-Acquisitions
  New York            NY            10012                                                       ------------------------------------
---------------------------------------------                             5. If Amendment,      7. Individual or Joint/Group Filing
  (City)           (State)           (Zip)                                   Date of Original      (Check Applicable Line)
                                                                             (Month/Year)             Form filed by One Reporting
                                                                                                   ---   Person
                                                                                                      Form filed by More than One
                                                                                                   ---   Reporting Person
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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of        6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           Securities          ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          Beneficially        Form:          direct
                                               (Instr. 8)                                Owned at            Direct         Benefi-
                                  (Month/                                                End of Month        (D) or         cial
                                   Day/   ---------------------------------------        (Instr. 3 and 4)    Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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Listed Shares                    6/30/98   J(1)           625      A                                            D
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Listed Shares                    6/30/98   J(1)           625      A                                            D
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Listed Shares                    6/30/98   J(1)           625      A                                            D
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Listed Shares                    6/30/98   J(1)           625      A                                            D
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Listed Shares                    6/30/98   P              583      A       $17.16          5683                 D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7/96)





FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed of   (Month/Day/                           Secur-
                             ative        Year)                  (D) (Instr. 3,   Year)                                 ity
                             Security                            4, and 5)                                              (Instr. 5)
                                                                               ----------------   ----------------
                                                                               Date    Expira-            Amount or
                                                    --------    -------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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1. Title of Derivative         9. Number of           10. Ownership               11. Nature of
   Security                     derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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EXPLANATION OF RESPONSES: (1) shares awarded pursuant to stock bonus for no consideration.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Edward LaPuma                7/2/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

Note. File three copies of this Form, one of which must be manually signed. If space is insufficient,                     Page 2
      see Instruction 6 for procedure.                                                                             SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.